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                                                                  Exhibit (a)(7)
                                                                ----------------

                     [Letterhead of Pac-West Telecomm, Inc.]

                          1776 W. March Lane, Ste. 250
                           Stockton, California 95207

                                December 19, 2001

Dear Pac-West Team Member:

          On behalf of the Board of Directors and Leadership Team, we are pleased to provide you with the results of Pac-West's offer to exchange outstanding options issued under the 1999 Pac-West Telecom, Inc. Stock Incentive Plan, dated November 14, 2001 (as amended and supplemented, the "Offer to Exchange").

          The Offer to Exchange expired at 5:00 p.m., Pacific Time, on Friday, December 14, 2001. Following the expiration of the Offer and pursuant to the terms and conditions of the Offer to Exchange, we accepted for exchange a total of 825,900 options to purchase shares of our common stock tendered to us and canceled all such options.

          The number of options that were tendered by you and that we accepted for exchange and canceled is set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions set forth in the Offer to Exchange, you will have the right to receive new options equal to the number of options tendered by you and accepted for exchange, as adjusted for any stock splits, stock dividends and similar events. This number is also set forth on Attachment A.

           We will grant you the new options on or about June 18, 2002. The new options will be subject to the terms of the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan and a new option agreement between you and the Company. We will forward the new option agreements to you following the preparation and issuance of the new options. Subject to the conditions set forth in the Offer to Exchange, the per share exercise price of the new options will equal the last reported sale price of our common stock on the Nasdaq National Market System on the date prior to the date we grant the new options, or if that date is not a business day, as of the last business day preceding the grant date. The new options granted to you will have the same vesting schedule as the options tendered by you and accepted for exchange.

          In order to receive the new options, you must be an employee from the date you tender options through the date we grant the new options. If you do not remain an employee, you will not receive any new options or any other consideration for the options tendered by you and canceled by Pac-West.

          If you have any questions about your rights in connection with the grant of the new options, please call Jeff Webster at (209) 926-3375 or Stephanie Van Steyn at (209) 926-3318.

                                                   Sincerely,



                                                   -------------------------
                                                   Wallace W. Griffin
                                                   Chairman and Chief Executive
                                                   Officer

Attachment

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

                                  Attachment A

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           Option Grant Date                       Number of Options                        Number of New
                                                 Accepted for Exchange                 Options to be Granted
-------------------------------------------------------------------------------------------------------------------

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